HYPERCOM CORPORATION
2851 West Kathleen Road
Phoenix, Arizona 85053
Phone: 602.504.5000
Fax: 602.504.4655

January 16, 2007

Mr. Philippe Tartavull
3550 Surfwood Road
Malibu, California 90265

Re: Offer of Employment

Dear Philippe:

Upon execution by you and Hypercom, this Agreement will constitute your employment agreement (the “Agreement”) with Hypercom Corporation (“Hypercom” or the “Company”).

1.	Position with the Company. Hypercom is pleased to offer you the position of President of the Company, based at the Company’s headquarters in Phoenix, Arizona. You may be called upon to serve in additional or other capacities from time-to-time during your tenure with the Company. You will faithfully and diligently perform all lawful duties commensurate with these positions, including those duties directed by the Company’s Chief Executive Officer or his designees, or the Board of Directors of the Company (the “Board”).

2.	Term. Your employment by the Company will be effective as of 12:01 a.m. on February 6, 2007 and will terminate on February 5, 2010 (the “Term”), unless you and the Company agree to renew your employment relationship.

3.	Compensation. You will receive the following compensation for your services:

(a)	You will receive a base salary of $350,000.00 per year, which may be adjusted upward from time-to-time (the “Base Salary”) at the discretion of the Board or downward in the event of a Company-wide downward compensation adjustment. The first potential adjustment in salary will be February 6, 2008, subject to the discretion of the Board. The Base Salary will be paid in equal installments in accordance with the Company’s salary payment policies in effect from time-to-time, and such salary payments will be subject to the usual withholding for income tax and other customary deductions.

(b)	Your target annual bonus compensation shall be one hundred percent (100%) of your then-current Base Salary for each year during the term of this Agreement, if the Company achieves the annual Performance Goals, as defined below, and as determined by the Board; provided that you may be entitled to receive annual bonus compensation in an aggregate amount up to one hundred and fifty percent (150%) of your then-current base salary for each year during the term of this Agreement if the Board deems it consistent with the achievement of the Performance Goals for such year. The Performance Goals, and the percentage of bonus compensation tied to each, will be specifically defined by the Board in its discretion, but will likely include some or all of the following: revenue growth, gross margin, earnings per share, market share growth and development of the organization (the “Performance Goals”). The determination as to whether the Company has achieved the Performance Goals will be made by the Board in its discretion, and the bonus will be paid to you within five (5) business days following such determination.

(c)	Effective upon your first day of employment (or the first day thereafter that the Company’s common stock is traded on the New York Stock Exchange), the Board will grant to you thirty-five thousand (35,000) shares of restricted common stock pursuant to the Company’s Long-Term Incentive Plan and subject to the terms set forth in the Company’s form restricted stock agreement. Such shares will be owned by you effective immediately upon the date of the grant, provided, however, that if you are no longer employed by the Company on February 6, 2008 for any reason other than your death, disability, or termination of employment by the Company without Cause, or your resignation for Good Reason, this grant may be forfeited upon the Board’s discretion and any taxes paid by the Company on your behalf shall be repaid. You will agree to timely file an election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to be taxed on the entire value of the shares on the date of grant. Consequently, the Company shall make an additional payment (the “Gross-up Payment”) to you equal to the highest marginal applicable federal state and local taxes calculated on the total income you are required to include on your federal and state income tax returns as a result of filing this 83(b) election (but excluding the amount of income you will be required to include as a result of the Gross-up Payment itself). Any Gross-up Payment to be paid pursuant to this Agreement shall be timely withheld by the Company and paid over to the applicable taxing authorities. The Company acknowledges that you currently are a resident of California for state income tax purposes for purposes of this subsection 3(c) and any other appropriate provision of this Agreement.

(d)	Effective upon your first day of employment (or the first day thereafter that the Company’s common stock is traded on the New York Stock Exchange), the Board will grant to you fifty thousand (50,000) shares of restricted common stock of the Company pursuant to the Long-Term Incentive Plan (and the Company’s form restricted stock agreement) restricted by achievement of the Performance Goals to be established by the Board for fiscal years 2007 and 2008, as follows: (i) fifty percent (50%) of the restricted common stock, or twenty-five thousand (25,000) shares of restricted common stock, will vest based upon substantial achievement of 2007 Performance Goals as determined by the Board; and (ii) the remaining fifty percent (50%) of the restricted common stock or twenty-five thousand (25,000) shares of restricted common stock will vest based upon substantial achievement of 2008 Performance Goals as determined by the Board. If either or both of the 2007 or 2008 Performance Goals are not fully and completely achieved, the proportion of the restricted common stock which shall vest pursuant to this subsection 3(d) shall be determined in the Board’s sole discretion taking into account the Performance Goals achieved for such year, in both quantitative and qualitative degree. The Company will also provide to you a Gross-up Payment in connection with the restricted common stock grant (but not on the cash so paid) pursuant to this subsection 3(d).

(e)	Effective upon your first day of employment (or the first day thereafter that the Company’s common stock is traded on the New York Stock Exchange), the Board will grant to you an option to purchase one-hundred thousand (100,000) shares of common stock of the Company (the “Option”) pursuant to the Company’s Long-Term Incentive Plan (and the Company’s form option agreement) with a per share exercise price equal to the fair market value of the per share price of the common stock on the date of grant. The Option shall vest and be fully exercisable on the first anniversary of your first day of employment (or the first day thereafter that the Company’s common stock is traded on the New York Stock Exchange), with respect to thirty-three and one-third percent (33.33%) of the total number of shares subject to the Option. The remaining sixty-six and two-thirds percent (66.67%) of the Option shall vest in equal monthly installments over a period of twenty-four (24) months thereafter. The Option is intended to be treated as an “incentive stock option” to the maximum extent permitted under the Internal Revenue Code of 1986, as amended.

(f)	You will be eligible, but not entitled, to receive additional grants of stock options and restricted capital stock of the Company in such quantities and subject to such conditions as the Board may determine in its sole and absolute discretion.

(g)	The Company will provide you with housing reimbursement in connection with your business travel to the Company’s headquarters in Phoenix in a reasonable amount to be determined by the Board, provided, however, that such reimbursement will be in an amount comparable to the cost of a standard room at the Sheraton Crescent Hotel located in Phoenix, Arizona and shall only apply to housing costs incurred while residing in Phoenix, Arizona on business.

(h)	For each week during the term of this Agreement, the Company will provide you with a reasonable allowance for one round-trip airline ticket from Los Angeles, California to Phoenix, Arizona (or comparable destinations), and back, consistent with the terms of the Company’s travel policies then in effect for executive officers. Upon presentation of receipts, the Company also will reimburse you for all reasonable expenses incurred by you in connection with your transportation to and from the airport in Phoenix and to and from the airport in Los Angeles (consistent with the terms of the Company’s travel policies then in effect for executive officers).

(i)	In the event that you determine to move to Phoenix, Arizona from your current residence, the Company will provide you with a moving package as set forth in a separate letter provided to you. If you resign for any reason, except as a result of a Change of Control as defined in the Definitions section, attached hereto, within twelve (12) months of the date of reimbursement for the move, you must reimburse the Company the full amount of the moving package granted pursuant to this section.

(j)	You may participate in any pension or profit sharing plan, stock purchase plan, group benefit plan, medical plan, and/or other benefit plans, either currently in effect or as may be established from time to time by the Board, for which you as an officer of the Company are, and remain, eligible to participate. (You acknowledge that you will not be entitled to any benefits under any discretionary plan unless actually provided to you in accordance with such plan.)

(k)	You covenant and agree that, as soon as practicable but in no event more than three (3) years from the date of this Agreement, you will beneficially own, hold and retain shares of common stock of the Company equal in value to your Base Salary for such given year (the “Minimum Ownership”); provided, however, that this covenant shall not be construed to require or encourage you to purchase shares of the Company’s common stock on the open market for the sole purpose of achieving the Minimum Ownership, as such purposes are governed by the Company’s insider trader policy. You also covenant and agree that you will not sell or dispose of, or cause anyone else to sell or dispose of, any common stock of the Company that you have received (i) as a result of this Agreement or (ii) pursuant to any other Company compensation, until and unless you have achieved (and will continue to maintain following such sale or disposition) the Minimum Ownership.

(l)	You will be eligible for, but not entitled to, receive such other compensation as may from time to time be granted to you by the Board in its sole and absolute discretion, including additional bonuses approved by the Board or the Board’s Compensation Committee.

(m)	You will be permitted to take vacations and sick leave, in accordance with the Company’s policies and procedures as in effect for officers of the Company.

4.	Benefits and Employment Matters. The Company offers a comprehensive array of employee benefit programs. Currently, those programs include paid time off (“PTO”), medical, dental and vision care, paid holidays, disability insurance, life insurance, travel accident insurance, 401(k) Plan, Hypercom Employee Stock Purchase Plan, and tuition reimbursement. Details of these programs will be provided to you. Eligibility for Company benefit programs may vary by employee status, length of service, and by the specific benefit program. Hypercom reserves the right to modify, suspend or terminate its benefit programs in its sole discretion.

5.	Business Expenses. The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company’s business, in accordance with the Company’s policies and procedures.

6.	Termination for Cause or by Voluntary Resignation.

(a)	The Company may terminate you for Cause, as defined below. Upon any termination for Cause, or in the event that you voluntarily resign from the Company, you will be entitled to receive only that compensation due you through the date of termination or resignation, as the case may be.

(b)	For purposes of this Agreement, “Cause” means if the Board, in its reasonable and good faith discretion, determines that you (i) have developed or pursued interests substantially adverse to the Company, (ii) have materially breached any employment or confidentiality agreement, (iii) have not devoted a majority of your business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company), (iv) are charged by any governmental entity with any felony (excluding traffic violations) that is reasonably determined by the Board to be true and to adversely reflect upon the Company’s standing in the community, or (v) have engaged in gross misconduct or other material omissions that are significantly detrimental to the well-being of the Company.

7.	Death or Disability.

(a)	Except as provided in this subsection 7(a), no salary or benefits shall be payable under this Agreement following the date of your death. In the event of your death, any Base Salary earned by you up to the date of your death, as well as any unreimbursed expenses or Gross-up Payment, shall be paid to your estate or named beneficiary within a reasonable time following your death. In addition, the title to (i) such restricted common stock granted pursuant to subsection 3(c) hereof, and (ii) any other restricted common stock not governed by a conflicting agreement or performance requirements (including the restricted stock granted pursuant to subsection 3(d) hereof), the vesting of which is contingent upon continued employment with the Company, shall immediately pass to your estate or named beneficiary.

(b)	If during the term of your employment, you become so disabled or incapacitated by reason of any physical or mental illness or any substance or chemical dependency which renders you unable to perform the services required of you pursuant to your employment for a continuous period of three (3) months, then, at the option of the Board, your employment will terminate at the end of such three (3) month period, provided that (i) the Board exercises reasonable efforts to accommodate such disability in accordance with the American with Disabilities Act, and (ii) during such period of disability, incapacity or incapacity, you will be paid your Base Salary and expenses otherwise payable to you.

(c)	In the event of your death, for a period of twelve (12) months from the date of death the Company will pay for COBRA benefits (or the equivalent) for your surviving spouse and dependents covered by the Company’s group health plan at the time of your death. In the event of your termination on account of disability, for a period of twelve (12) months from the date of termination the Company will pay for COBRA benefits or the equivalent for you, your spouse, and your dependents covered by the Company’s group health plan at the time of termination.

8.	Termination by the Company Other than for Cause or by You for Good Reason.

(a)	In the event that you are terminated without Cause or you terminate your employment for Good Reason within twelve (12) months from the effective date of this Agreement, you will be entitled to an amount equal to one and one-half (1.5) years of Base Salary, to be paid in the form of salary continuation at the normal payroll intervals of the Company. In the event that you are terminated without Cause or you terminate your employment for Good Reason after twelve (12) months from the effective date of this Agreement, you will be entitled to an amount equal to one (1) year of Base Salary, to be paid in the form of salary continuation at the normal payroll intervals of the Company. Upon any termination without Cause or termination for Good Reason, all your options to purchase common stock of the Company, the exercise price of which is less than the then fair market value of such common stock upon the date of termination, shall immediately vest (the “Vested Options”). You shall have the later of (i) ninety (90) days from the date of your termination or (ii) the expiration date of such options to exercise the Vested Options; provided, however, that if your termination without Cause or termination for Good Reason and subsequent acceleration of all of a portion of your Vested Options under this subsection 8(a) were to occur pursuant to, or immediately prior to, a Change in Control and, would cause a charge to the Company’s earnings, then the Board shall have discretion to offer you a consulting position in lieu of accelerating your Vested Options during which consulting period your options would continue to vest as if you had not been terminated, as deemed appropriate by the Board.

(b)	For a period of twelve (12) months from the date of your termination without Cause or your resignation for Good Reason, the Company will pay for the COBRA benefits available to you, your spouse and your dependents covered by the Company’s group health plan at the time of termination. For purposes of this Agreement, the date of termination of employment without Cause shall be the date specified in a written notice of termination or resignation.

The payments pursuant to this provision shall be subject to the provisions set forth in Section 19.

9.	Resignation Following Change of Control.

If, after a Change of Control, as defined in the Definition section, attached hereto, you resign for Good Reason within the 60-day period following the last event that constitutes Good Reason, and the Change of Control occurs within thirty-six (36) months from the effective date of this Agreement, you will receive:

(a)	Payment equal to one and one-half (1.5) years Base Salary in a lump sum upon effectiveness of the release contemplated by Paragraph 18 below; and

(b)	For a period of eighteen (18) months from the date of your termination, the Company will pay for the COBRA benefits due you.

In the event that you resign for Good Reason, following a Change of Control, and the Change of Control occurs after thirty six (36) months from the effective date of this Agreement, you will receive:

(a)	Payment equal to one (1) year Base Salary in a lump sum upon effectiveness of the release contemplated by Paragraph 18 below; and

(b)	For a period of eighteen (18) months from the date of your termination, the Company will pay for the COBRA benefits due you.

The payments pursuant to this provision shall be subject to the provisions set forth in Section 19.

10.	Post-Employment Obligations. Your employment is expressly contingent on you executing and delivering to the Company the Hypercom Confidentiality, Non-Solicitation, & Non-Compete Agreement, attached hereto as Exhibit A

11.	Representations. You acknowledge that this offer of employment is based on, and the Company is relying upon, your representation that: (i) you are not prohibited from contacting the Company or entering into any employment arrangement with the Company; (ii) you rightfully possess any and all information that has been discussed or may be discussed with the Company in the future; (iii) no other person or entity has any interest in such information, arising out of any current or previous employment relationship or otherwise; and (iv) you have the lawful right to disclose such information to the Company, that such disclosure or any employment arrangement with the Company, will not violate the terms of any employment, non-compete, non-solicitation, confidentiality or non-disclosure agreement, or any other similar agreement, contract, law, code, regulation, or other rights, obligations or prohibitions applicable to such information, and that such information could not be considered in any way a trade secret in any jurisdiction.

12.	Personal Rights and Obligations. This Agreement and all rights and obligations hereunder are personal and will not be assignable by either you or the Company except as provided in this Paragraph 12, and any purported assignment in violation thereof will be null and void. Subject to the provisions of Section 9, any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise will assume by contract or operation of law the obligations of the Company hereunder and in such a case you will continue to honor the terms of this Agreement with such business substituted for the Company as the employer.

13.	Board Service. Your acceptance of this offer of employment will be received as your resignation from the Board of Directors of the Company. In addition, you agree to not participate as a member of any Board of Directors for the first twelve (12) months of your employment by the Company. Thereafter, your service as a member of any Board of Directors other than that of the Company will require the prior written consent of a majority of the members of the Board of the Company. The Board shall not unreasonably withhold its consent.

14.	Notices. Any notice, election or communication to be given hereunder will be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to the Company:

Hypercom Corporation
2851 West Kathleen Road
Phoenix, Arizona 85053
Attn: General Counsel

If to you:

Philippe Tartavull

3550 Surfwood Road

Malibu, California 90265

or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

15.	Entire Agreement. Except for the Hypercom Employee Confidentiality, Non-Solicitation & Non-Compete Agreement attached hereto as Exhibit A and the Company’s policies and procedures to which you are subject, this Agreement constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or in writing. This Agreement may be amended only by a writing signed by you and the Company. This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.

16.	Arbitration. Any controversy relating to this Agreement or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Agreement. Nothing in this Agreement will preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with any obligations of confidentiality.

17.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Arizona.

18.	Withholding and Release. You hereby acknowledge that you have carefully reviewed the provisions of this Agreement and agree that the provisions are fair and equitable, and that they are necessary and reasonable in order to protect the Company and its affiliates in the conduct of their business. You acknowledge and agree that payments made to you hereunder may be subject to withholding. You further acknowledge and agree that payment of any compensation to be provided to you following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severances, including the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for (i) any continuing obligations required by law or provided herein, and (ii) for any continuing obligations of indemnification due you as an officer (or a former officer).

19.	Code Section 409A. If any payments under this Agreement are subject to the provisions of Code Section 409A, it is intended that the Agreement will comply fully with and meet all the requirements of Code Section 409A. Consequently, any payment under this Agreement shall be subject to the provisions of this Section 19. If you are a “Specified Employee” of the Company for purposes of Code Section 409A at the time of a payment event set forth in Sections 8 or 9 then no payments pursuant to those Sections shall be made to you by the Company until the amount of time has passed that is necessary to avoid incurring excise taxes under Code Section 409A. Should this Section 19 result in a delay of payments to you, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date”), the Company shall begin to make such payments as described in Sections 8 or 9, provided that any amounts that would have been payable earlier but for the application of this Section 19, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest announced by Bank of America, Arizona from time to time as its prime rate from the date that payments to you should have been made under this Agreement. The balance of such payments shall be payable in accordance with regular payroll timing and the COBRA premiums shall be reimbursed monthly. For purposes of this provision, the term Specified Employee shall have the meaning set forth in Code Section 409A(2)(B)(i) or any successor provision and the treasury regulations and rulings issued hereunder.

We look forward to working with you to fully enable your and our shareholders’ mutual success.

Sincerely,

/s/ William Keiper
William Keiper
Chief Executive Officer

Accepted by:

/s/ Philippe Tartavull
Philippe Tartavull

Date of Acceptance:
January 16, 2007

Definitions

“Change of Control” means and includes each of the following:

(1) the acquisition of beneficial ownership, directly or indirectly, of securities having 50% or more of the combined voting power of the Company’s then outstanding securities by any “Unrelated Person” or “Unrelated Persons” acting in concert with one another either at one time or over a series of purchases. For purposes of this definition, the term “Person” shall mean and include any individual, partnership, joint venture, association, trust, corporation, or other entity (including a “group” as referred to in Section 13(d)(3) of the Securities Exchange Act of 1934. For purposes of this Section, the term “Unrelated Person” shall mean and include any Person other than the Company, or an employee benefit plan of the Company, or any officer, director, or 10% or more shareholder of the Company as of the date of this Agreement

(2) the consummation of any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger have at least 50% ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

(3) the consummation of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction;

(4) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; or

(5) during any period of two consecutive years, individuals who at the beginning of such period constituted a majority of the Board shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

“Good Reason” means, without your consent:

(1) you suffer a reduction in position or a material change in your functions, duties or responsibilities;

(2) your Base Salary is reduced by the Company or there is a material reduction in your current benefits (other than a reduction in the benefits as part of overall reduction applicable to all or substantially all other officers); or

(3) you are required by the Company to reside other than in Maricopa County, Arizona, or in Malibu, California.